                                                                     EXHIBIT 2.7


                      AGREEMENT AND PLAN OF REORGANIZATION


                  AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), dated as of March 5, 2001, between JLL Healthcare, LLC, a Delaware limited liability company ("JLL Healthcare"), and IASIS Healthcare Corporation, a Delaware corporation ("IASIS" and together with JLL Healthcare, the "Parties").

                  WHEREAS, JLL Healthcare is the majority stockholder of IASIS;

                  WHEREAS, JLL Healthcare, prior to the Reorganization (as hereinafter defined), has been classified since its date of formation as an association taxable as a corporation for U.S. federal income tax purposes;

                  WHEREAS, the Parties, in anticipation of the initial public offering of common stock of IASIS (the "IPO"), intend to undertake the Reorganization pursuant to this Agreement so as to provide for a more flexible capital structure of IASIS and its affiliates, to provide a greater likelihood of increasing the public "float" of IASIS Common Stock (as hereinafter defined) over time, to achieve a more efficient tax structure for the Parties and their stockholders or members, and to allow for certain administrative cost savings;

                  WHEREAS, the Board of Managers of JLL Healthcare and the Board of Directors of IASIS have approved this Agreement and the transactions contemplated hereby; and

                  WHEREAS, for U.S. federal income tax purposes, it is intended that the Reorganization (as hereinafter defined) shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986 (the "Code"), as amended; and that this Agreement shall be, and is hereby adopted as, a plan of reorganization for purposes of Section 368 of the Code;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein the Parties hereby agree as follows:

         1. Exchange. Subject to the terms and conditions hereof, JLL Healthcare shall transfer to IASIS all of its assets, other than its rights under the Stockholders Agreement among IASIS and its stockholders, dated as of October 8, 1999 (the "Rights"), in exchange for 27,974,625 shares of newly issued common stock, par value $.01 per share ("IASIS Common Stock"), of IASIS (the

"Exchange"). The Exchange shall become effective immediately after the filing with the Secretary of State of the State of Delaware of the Amended and Restated Certificate of Incorporation of IASIS to be filed in connection with the IPO. Each share of IASIS Common Stock issued in the Exchange will be validly issued, fully paid and nonassessable, and free of preemptive rights.

         2. Reclassification. Pursuant to this Agreement and as a part of the Reorganization, JLL Healthcare will elect to be classified as a partnership for U.S. federal income tax purposes as provided for in Treasury Regulation
Section 301.7701-3 (the "Reclassification") effective on the date immediately after the date of the Exchange.

         3. Tax Treatment. For U.S. federal income tax purposes, the Parties agree that the Exchange and Reclassification shall be characterized as follows: (i) JLL Healthcare exchanges all of its assets, other than the Rights, for IASIS Common Stock, (ii) at the start of the day immediately after the date of the Exchange, JLL Healthcare distributes pro rata the shares of IASIS Common Stock received in the Exchange and the Rights to its members in liquidation of JLL Healthcare and, (iii) immediately thereafter, such members contribute all of such shares and Rights to JLL Healthcare, classified as a newly-formed partner ship. Unless otherwise required by applicable law, the Parties will (i) report the Exchange together with the Reclassification (the "Reorganization") as a reorganization within the meaning of Section 368 of the Code and will comply in all material respects with all applicable tax reporting requirements and (ii) not knowingly take any action that would reasonably be likely to cause the Reorganization to fail to qualify as such a reorganization.

         4. Further Assurances. From time to time, as and when required by the Parties or by their successors and assigns, there shall be executed and delivered on behalf of the Parties such deeds and other instruments, and there shall be taken or caused to be taken by them all such further and other action as shall be appropriate or necessary in order to carry out the purposes of this Agreement, and the officers of JLL Healthcare and IASIS are fully authorized in the name and on behalf of JLL Healthcare and IASIS, respectively, to take any and all such action to execute and deliver any and all such deeds and other instruments.

         5. Amendment and Modification. This Agreement may be amended or modified at any time by the Parties, but only pursuant to an instrument in writing signed by the Parties and only in accordance with applicable provisions of Delaware law.

         6. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

         7. Validity. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions in any other situation or in any other jurisdiction.

         8. Governing Law. This Agreement shall be governed by, enforced under and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule thereof.

         9. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement or in any way affect this Agreement.

         10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, JLL Healthcare and IASIS have caused this Agreement to be signed by their respective duly authorized persons as of the date first above written.

                                      IASIS HEALTHCARE CORPORATION



                                      By:/s/ Frank A. Coyle
                                         ---------------------------------------
                                          Name:  Frank A. Coyle
                                          Title: General Counsel and Secretary


                                      JLL HEALTHCARE, LLC



                                      By:/s/ Jeffrey C. Lightcap
                                         ---------------------------------------
                                          Name:  Jeffrey C. Lightcap
                                          Title: Director